EXHIBIT 99.1

                                 MERCOM, INC.
                              105 Carnegie Center
                           Princeton, NJ  08540-6215


                             FOR IMMEDIATE RELEASE
August 11, 1995

Contact: Valerie C. Haertel, Investor Relations (609) 734-3816
         Pat Rocchi, Public Relations (609) 734-7503



                 MERCOM SUCCESSFULLY CONCLUDES RIGHTS OFFERING

                   Company Raises Approximately $8.1 Million


         PRINCETON, NJ - Mercom, Inc. (OTC: MEEO) announced that its rights offering of 2,393,530 shares of its Common Stock expired at 5:00 p.m. EST today and that shareholders fully subscribed for all shares of Common Stock offered. Shareholders of record at the close of business on July 20, 1995, received one right for every share of Common Stock held. Rights holders were permitted to purchase one share of Common Stock for each right held at a subscription price of $3.60 in cash per share. Each right also carried the right to "oversubscribe" for shares of Common Stock that were not otherwise purchased pursuant to the exercise of rights.

         The Company estimates the net proceeds from the rights offering to be approximately $8.1 million. Mercom expects to use such net proceeds to repay approximately $5.1 million of outstanding indebtedness to Morgan Guaranty Trust Company of New York under a credit agreement and to repay approximately $2.3 million of outstanding indebtedness to C-TEC Corporation under demand notes held by C-TEC. The remaining proceeds will be used for general corporate purposes including capital expenditures.

         C-TEC, which owned approximately 43.63 percent of the outstanding Common Stock of Mercom prior to the rights offering, exercised the 1,044,194 rights it received in respect of the shares it held at an aggregate subscription price of $3,759,098.40 and oversubscribed for all additional shares of Common Stock offered which were not subscribed to by other Mercom shareholders. Although final allocations have not been completed, it is estimated that, following such allocations, C-TEC will beneficially own 2.96 million shares of Mercom Common Stock (including shares owned prior to the rights offering), representing approximately 62 percent of the outstanding shares of Common Stock.

         Mercom, Inc. is a cable television operator providing service to over 39,000 subscribers through three clusters of cable television systems in Southern Michigan and one cable television system in Port St. Lucie, Florida. Mercom is operating under the management of C-TEC Cable Systems, Inc., a subsidiary of C-TEC Corporation, a diversified telecommunications company headquartered in Princeton, New Jersey.

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